Change in Independent Registered Public Accounting Firm

Effective March 6, 2023, BBD LLP (“BBD”) ceased to serve as the independent registered public accounting firm the Mar Vista Strategic Growth Fund, a series of The Manager Directed Portfolios Trust. The Audit Committee of the Board of Directors approved the replacement of BBD because of Cohen & Company, Ltd.’s (“Cohen”) acquisition of BBD’s investment management group.

BBD’s reports and commentary on any series of the MDP Fund’s financial statements for the fiscal year ended October 31, 2022, contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principle.

The report of BBD on the financial statements of the Mar Vista Strategic Growth Fund as of and for the fiscal year ended 2022 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainties, audit scope or accounting principles. During the fiscal year ended 2022, and during the subsequent interim period through February 18, 2023: (i) there were no disagreements between the registrant and BBD on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BBD, would have caused it to make reference to the subject matter of the disagreements in its report on the financial statements of the Mar Vista Strategic Growth Fund for such years or interim period; and (ii) there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.
During the fiscal year ended October 31, 2022, and during the subsequent interim period through February 18, 2023, neither the registrant, nor anyone acting on its behalf, consulted with Cohen on behalf of the Mar Vista Strategic Growth Fund regarding the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on the Mar Vista Strategic Growth Fund’s financial statements, or any matter that was either: (i) the subject of a “disagreement,” as defined in Item 304(a)(1)(iv) of Regulation S-K and the instructions thereto; or (ii) “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K.
The registrant requested that BBD furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating that it agrees with the above statements.

July 7,2023

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549
Re: Manager Directed Portfolios
File no. 811-21897

Dear Sir or Madam:

We have read Exhibit 13(a)(4) of Form N-CSR of Mar Vista Strategic Growth Fund, dated July 7, 2023, and agree with the statements concerning our Firm contained therein.

Very truly yours,

BBD, LLP